SECOND AMENDMENT TO THE THIRD AMENDED

AND RESTATED AGREEMENT AND DECLARATION OF TRUST

OF

HIGHLAND INCOME FUND

To the Secretary of State of

Commonwealth of Massachusetts

It is hereby stated that:

1. This document constitutes an amendment (the “Amendment) dated August 13, 2020, to the Third Amended and Restated Agreement and Declaration of Trust (hereinafter called the “Declaration of Trust”) of Highland Income Fund.

2. The Declaration of Trust amended by this document was filed with the Secretary of State of the Commonwealth of Massachusetts on September 17, 2019.

3. The Amendment to the Declaration of Trust effected by this document is to add the following provisions:

Article V, Section 9. Definitions.

In the following Sections 9-15 of Article V, the following words have the meanings indicated:

(a) “Acquiring	person” means a person who makes or proposes to make a control share acquisition.

(b) “Associate”,	when used to indicate a relationship with any person, means a person that:

(i) directly or indirectly controls, or is controlled by, or is under common control with, the person specified; or

(ii) is acting or intends to act jointly or in concert with the person specified.

(c)  “Control share acquisition” means the acquisition, directly or indirectly, by any person, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Shares acquired within 90 days or Shares acquired under a plan to make a control share acquisition are considered to have been acquired in the same acquisition.

A “control share acquisition” does not include the acquisition of Shares:

(i) under a merger, consolidation, or share exchange if the Trust is a party to the merger, consolidation, or share exchange; or

(ii) made in good faith and not for the purpose of circumventing this Article V by any person whose voting rights have previously been authorized by Shareholders in compliance with this Article V.

(d) “Control shares” means Shares that would, if aggregated with all other Shares of the Trust (including Shares the acquisition of which is excluded from “control share acquisition” in subsection (c) above) owned by a person or in respect of which that person is entitled to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, entitle that person, directly or indirectly, to exercise or direct the exercise of the voting power of Shares of the Trust in the election of Trust within any of the following ranges of voting power:

(i)	One-tenth or more, but less than one-third of all voting power;

(ii) One-third or more, but less than a majority of all voting power; or

(iii) A majority or more of all voting power.

“Control shares” includes Shares only to the extent that the acquiring person, following the acquisition of the Shares, is entitled, directly or indirectly, to exercise or direct the exercise of voting power within any level of voting power set forth above for which approval has not been obtained previously under this Article V.

(e)“Interested shares” means Shares of the Trust in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of Shares of the Trust in the election of Trustees:

(i) An acquiring person;

(ii) An officer of the Trust or the Trust’s Adviser; or

(iii) An employee of the Trust or the Trust’s Adviser who is also a Trustee of the Trust.

(f)	“Person” includes an associate of the person.

Article V, Section 10. Voting Rights.

(a)  Holders of control shares of the Trust acquired in a control share acquisition have no voting rights with respect to the control shares except to the extent approved by the Shareholders at a meeting held pursuant to Article V, Section 12, by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

(b)  A person may not be deemed to be entitled to exercise or direct the exercise of voting power with respect to the Shares held for the benefit of others if the person:

(i)  is acting in the ordinary course of business, in good faith and not for the purpose of circumventing the provisions of this Section 1O; and

(ii)  is not entitled to exercise or to direct the exercise of the voting power of the Shares unless the person first seeks to obtain the instruction of another person.

Article V, Section 11. Acquiring Person Statement.

(a)  Any person who proposes to make or who has made a control share acquisition may deliver an acquiring person statement to the Trust as the Trust’s principal office. The acquiring person statement shall set forth all of the following:

(i) The identity of the acquiring person and each other member of any group of which the person is a part for purposes of determining control shares;

(ii) The number of shares of the Trust owned (directly or indirectly) by the acquiring person and each other member of any group;

(iii) The applicable range of voting power as set forth in Article V, Section 9(d); and

(iv) If the control share acquisition has not yet occurred:

(A) A description in reasonable detail of the terms of the proposed control share acquisition; and

(B) Representations of the acquiring person, together with a statement in reasonable detail of the facts on which they are based, that:

(1) The proposed control share acquisition, if consummated, will not be contrary to law; and

(2) The acquiring person has the financial capacity, through financing to be provided by the acquiring person and any additional specified sources of financing required pursuant to Article V, Section 13, to make the proposed control share acquisition.

Article V, Section 12. Special Meeting for Acquiring Person.

(a) Except as provided in Article V, Section 13, if the acquiring person requests, at the time of delivery of an acquiring person statement, and gives a written undertaking to pay the Trust’s expenses of a special meeting, except the expenses of opposing approval of the voting rights, within 10 days after the day on which the Trust receives both the request and the undertaking, the Board of Trustees shall call a special meeting of Shareholders of the Trust for the purpose of considering the voting rights to be accorded the Shares acquired or to be acquired in the control share acquisition.

(b) The Board of Trustees may require the acquiring person to give bond, with sufficient surety, to reasonably assure the Trust that this undertaking will be satisfied.

(c) Unless the acquiring person agrees in writing to another date, the special meeting of Shareholders shall be held within 50 days after the day on which the Trust has received both the request and the undertaking.

(d) If the acquiring person makes a request in writing at the time of delivery of the acquiring person statement, the special meeting may not be held sooner than 30 days after the day on which the Trust receives the acquiring person statement.

(e)

(i)  If no request is made by the acquiring person under subsection (a) above, the issue of the voting rights to be accorded the Shares acquired in the control share acquisition may, at the option of the Trust, be presented for consideration at any meeting of Shareholders.

(ii) Info request is made under subsection (a) above and the Trust proposes to present the issue of voting rights to be accorded the Shares acquired in a control share acquisition for consideration at any meeting of Shareholders, the Trust shall provide the acquiring person with written notice of the proposal not less than 20 days before the date on which notice of the meeting is given.

Article V, Section 13. Financing Requirements for Call of Special Meeting for Acquiring Person.

(a)  A call of a special meeting of Shareholders of the Trust is not required to be made under Article V, Section 12 unless, at the time of delivery of an acquiring person statement under Article V, Section 11, the acquiring person has:

(i) Entered into a definitive financing agreement or agreements with one or more responsible financial institutions or other entities that have the necessary financial capacity, providing for any amount of financing of the control share acquisition not to be provided by the acquiring person; and

(ii) Delivered a copy of the agreements to the Trust.

Article V, Section 14. Notice of Special Meeting for Acquiring Person.

(a) If a special meeting of Shareholders is requested by an acquiring person, notice of the special meeting shall be given as promptly as reasonably practicable by the Trust to all Shareholders of record as of the record date set for the meeting, whether or not the Shareholder is entitled to vote at the meeting.

(b) Notice of the special or annual meeting of Shareholders at which the voting rights of an acquiring person are to be considered shall include or be accompanied by the following:

(i) A copy of the acquiring person statement delivered to the Trust pursuant to Article V, Section 11; and

(ii)

A statement by the Board of Trustees setting forth the position or recommendation of the Board, or stating that the Board is taking no position or making no recommendation with respect to the issue of voting rights to be accorded the control shares.

Article V, Section 15. Redemption Rights of the Trust.

(a) If an acquiring person statement has been delivered on or before the 10th day after the control share acquisition, the Trust may, at its option, redeem any or all control shares, except control shares for which voting rights have been previously approved under Article V, Section 10, at any time during a 60-day period commencing on the day of a meeting at which voting rights are considered under Article V, Section 12, and are not approved.

(b) In addition to the redemption rights authorized under subsection (a) above, if an acquiring person statement has not been delivered on or before the 10th day after the control share acquisition, the Trust may, at its option, redeem any or all control shares, except control shares for which voting rights have been previously approved under Article V, Section 10, at any time commencing on the 11th day after the control share acquisition and ending 60 days after a statement has been delivered.

(c) Any redemption of control shares under this Section 15 shall be at “fair value”, which shall mean [the closing price of the Shares on the New York Stock Exchange on the preceding trading day].

4.	The amendment herein provided for was authorized in accordance with law.

IN WITNESS WHEREOF, the undersigned have executed this amendment to the Declaration of Trust on the 13th day of August, 2020.

/s/ Dr. Bob Froehlich
Dr. Bob Froehlich, as Trustee

/s/ Bryan A. Ward
Bryan A. Ward, as Trustee

/s/ Ethan Powell
Ethan Powell, as Trustee

/s/ John Honis
John Honis, as Trustee